Exhibit 99.3

112 Columbia Road
Cartersville, Virginia 23027
April 3, 2006

Mr. Bruce B. Nolte, CEO

TransCommunity Financial Corporation

4235 Innslake Drive

Glen Allen, Virginia 23060

Dear Bruce:

As of 10:35 a.m. Wednesday, March 29, 2006, I tendered my resignation from the Board of Directors of TransCommunity Financial Corporation. Needless to say, I am very disappointed that you have continued to present less that the truth where Board involvement is needed. You were my employee and are first responsible to me as a Director, your employer. To deceive me with less than the truth is a violation of many business ethics and especially that of a financial institution in which other people’s money is our main concern.

TransCommunity Financial Corporation has been on a downhill spiral for six years and now you and other Board members think you can turn it around by making decisions privately and then putting them to vote without a voice by others as the chairman did on Wednesday. To quote him “Let’s vote on this governance document and then discuss it.” How disrespectful to other Directors who have put in their time and money for years to be treated as such. The Nominating and Governance Policy is ill-conceived and would reduce Bank Board members to be totally subservient to you and TransCommunity Financial Corporation.

We have had our attorney review this document and he informs us that it is a dangerous step for TransCommunity Financial Corporation to exercise its power over all subsidiaries with no regard for corporate law, banking regulations, or respect for others in the Banks.

You are out of order to not listen to your employer and be less than truthful in all matters. Your leadership is a mirror image of your predecessor. TransCommunity Financial Corporation lacks leadership, honesty, integrity and trust. The events of the past are still with us.

In accordance with Item 6 of Form 8K and Item 7 of Schedule 14A, I request that you disclose this letter and that you file a copy of this letter as an exhibit to a Company form 8K.

/s/ Julian C. Metts, Jr., DDS
Julian C. Metts, Jr., DDS

cc:	Board of Directors